EXHIBIT 3.2

AMENDED AND RESTATED BYLAWS

of

CRC CRYSTAL RESEARCH CORPORATION

ARTICLE I

Articles of Incorporation

Section 1.01.  Reference to Articles.  Any reference herein made to the corporation’s articles shall be deemed to refer to its articles of incorporation and all amendments thereto as of any given time on file with the Nevada Corporation Commission (or any successor to its functions).

Section 1.02.  Seniority.  The articles shall in all respects be considered senior and superior to these bylaws, with any inconsistency to be resolved in favor of the articles, and with these bylaws to be deemed automatically amended from time to time to eliminate any such inconsistency which may then exist.

ARTICLE II

Corporation Offices

Section 2.01.  Known Place of Business.  The known place of business of the corporation in the State of Nevada shall be the office of its statutory agent unless otherwise designated in the articles or as provided in Section 2.02 hereof.  The corporation may have such other offices, either within or outside of the State of Nevada, as the board of directors may designate or as the business of the corporation may require from time to time.

Section 2.02.  Changes.  The board of directors may change the corporation’s known place of business or its statutory agent from time to time by filing a statement with the Nevada Corporation Commission pursuant to applicable law.

ARTICLE III

Shareholders

Section 3.01.  Annual Meetings.  An annual meeting of the shareholders shall be held during the month of March of each year, at a date, time and place as determined by the board of directors, or in the absence of action by the board, as set forth in the notice given, or waiver signed, with respect to such meeting pursuant to Section 3.03 below.  At the annual meeting, shareholders shall elect a board of directors and transact such other business as may be properly brought before the meeting.  If for any reason any annual meeting is not held during the period set forth above, a deferred annual meeting may thereafter be called and held in lieu thereof, at which the same proceedings (including the election of directors) may be conducted.  The failure to hold an annual meeting during the period set forth above shall not affect the validity of any corporate action.  Any director elected at any annual meeting, deferred annual meeting or special meeting shall continue in office until the election of his successor, subject to his earlier resignation pursuant to Section 7.01 below or his removal by the shareholders pursuant to Section 4.10 below.

Section 3.02.  Special Meetings.  Special meetings of the shareholders may be held whenever and wherever called for by the chairman of the board, the CEO or the board of directors, upon the written demand of a shareholder(s) who own fifty percent (50%) or more of all issued and outstanding shares entitled to vote at the meeting, or as otherwise required by state law.  Any written demand by a shareholder shall state the purpose or purposes of the proposed meeting, and business to be transacted at any such meeting shall be confined to the purposes stated in the notice thereof, and to such additional matters as the chairman of the meeting may rule to be germane to such purposes.

Section 3.03.  Notices.  Not less than ten (10) nor more than sixty (60) days before the date of any meeting of the shareholders and at the direction of the person or persons calling the meeting, the secretary or the chairman of the board of directors of the corporation, or any other officer of the corporation or other person directed by the board of directors, shall cause a written notice setting forth the date, time and place, and, with respect to special meetings only, a description of the purpose or purposes for which the meeting is called, to be delivered to each shareholder of record at his last address as it appears on the corporation’s records on the applicable record date; provided that notice may be communicated orally if it is reasonable to do so under the circumstances.  Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other form of wire or wireless communication or by mail or private carrier, and shall be deemed given and effective as provided by law.

Section 3.04.  Waiver of Notice.  Any shareholder may waive call or notice of any annual, deferred annual or special meeting (and any adjournment thereof) at any time before, during which, or after it is held.  Attendance of a shareholder at any such meeting in person or by proxy shall:  (i) waive objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (ii) waive objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.  No call or notice of a meeting of the shareholders shall be necessary if each shareholder waives the same in writing or by attendance.

Section 3.05.  Shareholders of Record.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders (and at any adjournment of such meeting), or shareholders entitled to consent to corporate action without a meeting or shareholders entitled to receive payment of any dividend, or for any other lawful action, the board of directors may fix in advance a record date which shall not be more than seventy (70) days before the date of such meeting or any such other action.

If no record date is fixed by the board of directors for determining shareholders entitled to notice of, and to vote at, a meeting of shareholders, the record date shall be at 4:00 in the afternoon on the day before the day on which notice is given, or, if notice is waived, at the commencement of the meeting.  If no record date is fixed for determining shareholders entitled to express written consent to corporate action without a meeting, the record date shall be the time of the day on which the first written consent is served upon an officer or director of the corporation.

A determination of shareholders of record entitled to notice of, and to vote at, a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting; and provided further that the board of directors shall fix a new record date for any meeting adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

Section 3.06.  Shareholder List for Meeting.  After fixing a record date for a meeting, the corporation shall prepare an alphabetical list of the names of all of its shareholders who are entitled to notice of the meeting.  The list shall be arranged by voting group, and within each voting group by class or series of shares, and shall show the address of and number of shares held by each shareholder.  The shareholders’ list shall be available for inspection by any shareholder, beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at the corporation’s principal office, the office of the corporation’s transfer agent if specified in the meeting notice or at another place identified in the meeting notice in the city where the meeting will be held.  A shareholder, his agent or his attorney, on written demand, may inspect and, subject to Nevada law, copy the list during regular business hours and at his expense during the period it is available for inspection.  The corporation shall make the shareholders’ list available at the meeting, and any shareholder, his agent or his attorney may inspect the list at any time during the meeting or any adjournment thereof.  The corporation’s refusal or failure to prepare or make available the shareholders’ list does not affect the validity of action taken at the meeting.

Section 3.07.  Proxies.  Any shareholder entitled to vote may vote by proxy at any meeting of the shareholders (and at any adjournment thereof) which is specified in such proxy, provided that the proxy is executed in writing by such shareholder or his duly authorized attorney-in-fact.  An appointment of a proxy is effective when received by the secretary or other officer or agent authorized to tabulate votes.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise specifically provided thereon.  The burden of proving the validity of any undated, irrevocable or otherwise contested proxy at a meeting of the shareholders shall rest with the person seeking to exercise the proxy.  A telegram, cablegram or facsimile appearing to have been transmitted by a shareholder or by his duly authorized attorney-in-fact may be accepted as a sufficiently written and executed proxy.

Section 3.08.  Voting.  Except for the election of directors (which shall be governed by cumulative voting pursuant to applicable law) and except as may otherwise be required by the corporation’s articles, these bylaws or by statute, each issued and outstanding share of the corporation (specifically excluding shares held in the treasury of the corporation) represented at any meeting of the shareholders in person or by a proxy given pursuant to Section 3.07 above, shall be entitled to one vote on each matter submitted to a vote of the shareholders at such meeting.  Except for the election of directors (which shall be governed by cumulative voting pursuant to applicable law) and except as may otherwise be required by the corporation's articles or by applicable law, any question submitted to the shareholders shall be resolved by a majority of the votes cast thereon, provided that such votes constitute a majority of the quorum of that particular meeting, whether or not such quorum is then present.  Except as otherwise provided in the corporation’s articles, directors shall be elected by a plurality of the votes cast at an election, provided that a quorum has been formed at the meeting, whether or not a quorum is then present.  Voting shall be by ballot on any question as to which a ballot vote is demanded before the voting begins, by any person entitled to vote on such question; otherwise, a voice vote shall suffice.  No ballot or change of vote shall be accepted after the polls have been declared closed following the ending of the announced time for voting.

Section 3.09.  Voting of Shares by Certain Holders.  Shares of the corporation held by another corporation may be voted by such corporation’s officer, agent or proxy as its bylaws may prescribe, or in the absence of such bylaw provision, by any other person designated by resolution of its board of directors, and such officer, agent or other person so designated may vote such corporation’s shares in this corporation in person or by proxy appointed by him.

Shares held by an administrator, executor, legal representative, guardian, conservator or other legal representative may be voted by such representative, either in person or by proxy, without a transfer of such shares into his name.  Shares standing in the name of a trustee, other than a trustee in bankruptcy, may be voted by such representative, either in person or by proxy, but no such trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver, trustee in bankruptcy or assignee for the benefit of creditors may be voted by such representative, either in person or by proxy.  Shares held by or under the control of such a receiver or trustee may be voted by such receiver or trustee, either in person or by proxy, without the transfer thereof into his name if authority so to do is contained in an appropriate order of the court by which such receiver or trustee was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

If shares stand in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or tenants by community property or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the corporation is given a written instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:  (i) if only one votes, his act binds; (ii) if more than one votes, the act of the majority so voting binds all; and (iii) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the shares in question proportionally.

Section 3.10.  Quorum.  At any meeting of the shareholders, the presence in person or by proxy of the holders of a majority of the shares of the corporation issued, outstanding and entitled to vote at the meeting shall constitute a quorum of the shareholders for all purposes.  In the absence of a quorum, any meeting may be adjourned from time to time by its chairman, without notice other than by announcement at the meeting, until a quorum is formed.  At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.  Once a quorum has been formed at any meeting, the shareholders from time to time remaining in attendance may continue to transact business properly brought before the meeting until adjournment, notwithstanding the prior departure of enough shareholders to leave less than a quorum.  If an adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Section 3.11.  Election Inspectors.  The board of directors, in advance of any meeting of the shareholders, may appoint an election inspector or inspectors to act at such meeting (and at any adjournment thereof).  If an election inspector or inspectors are not so appointed, the chairman of the meeting may, or upon request of any person entitled to vote at the meeting shall, make such appointment.  If any person appointed as an inspector fails to appear or to act, a substitute may be appointed by the chairman of the meeting.  If appointed, the election inspector or inspectors (acting through a majority of them if there are more than one) shall determine the number of shares outstanding, the authenticity, validity and effect of proxies and the number of shares represented at the meeting in person and by proxy; the election inspector(s) shall receive and count votes, ballots and consents and announce the results thereof; the election inspector(s) shall hear and determine all challenges and questions pertaining to proxies and voting; and, in general, the election inspector(s) shall perform such acts as may be proper to conduct elections and voting with complete fairness to all shareholders.  No such election inspector need be a shareholder of the corporation.

Section 3.12.  Organization and Conduct of Meetings.  Each meeting of the shareholders shall be called to order and thereafter chaired by the chairman of the board of directors if there is one; or, if not, or if the chairman of the board is absent or so requests, then by the CEO; or if both the chairman of the board and the CEO are unavailable, then by such other officer of the corporation or such shareholder as may be appointed by the board of directors.  The corporation’s secretary shall act as secretary of each meeting of the shareholders; in his absence the chairman of the meeting may appoint any person (whether a shareholder or not) to act as secretary for the meeting.  After calling a meeting to order, the chairman thereof may require the registration of all shareholders intending to vote in person and the filing of all proxies with the election inspector(s), if one or more have been appointed (or, if not, with the secretary of the meeting).  After the announced time for such filing of proxies has ended, no further proxies or changes, substitutions or revocations of proxies shall be accepted.  If directors are to be elected, a tabulation of the proxies so filed shall, if any person entitled to vote in such election so requests, be announced at the meeting (or adjournment thereof) before the closing of the election polls.  Absent a showing of bad faith on his part, the chairman of a meeting shall, among other things, have absolute authority to fix the period of time allowed for the registration of shareholders and the filing of proxies, to determine the order of business to be conducted at such meeting and to establish reasonable rules for expediting the business of the meeting (including any informal, or question and answer portions thereof).

Section 3.13.  Shareholder Approval or Ratification.  The board of directors may submit any contract or act for approval or ratification of the shareholders, either at a duly constituted meeting of the shareholders or by unanimous written consent to corporate action without a meeting pursuant to Section 3.15 below.  If any contract or act so submitted is approved or ratified by a majority of the votes cast thereon at such meeting or by such unanimous written consent, the same shall be valid and as binding upon the corporation and all of its shareholders as it would be if it were the act of the shareholders.

Section 3.14.  Informalities and Irregularities.  All informalities or irregularities in any call or notice of a meeting of the shareholders or in the areas of credentials, proxies, quorums, voting and similar matters shall be deemed waived if no objection is made at the meeting.

Section 3.15.  Action by Shareholders Without a Meeting.  Any action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.  Such consent may be executed in counterparts and shall have the same effect as a unanimous vote of the shareholders of the corporation at a duly convened meeting.

Section 3.16.  Meetings by Alternative Communications.  The board of directors may permit any or all of the shareholders to participate in any annual or special meeting of shareholders or conduct the meeting through use of any means of communication by which all of the shareholders participating may simultaneously hear each other during the meeting.  If the board elects to permit participation by such means of communication, the notice of the meeting. shall specify how a shareholder may participate in the meeting by such means of communication.  The participation may be limited by the board of directors to specified locations or means of communication.  A shareholder participating in a meeting by this means is deemed to be present in person at the meeting.

ARTICLE IV

Board of Directors

Section 4.01.  Membership.  The board of directors shall be comprised of not less than two (2) nor more than seven (7) members who need not be shareholders of the corporation or residents of the State of Nevada.  The directors shall be elected at each annual meeting of the shareholders.  The board of directors shall have the power to increase or decrease its size within the aforesaid limits and to fill any vacancies that may occur in its membership in the interval between the annual meetings of the shareholders, whether resulting from an increase in the size of the board or otherwise.  Each director elected by the shareholders or the board of directors shall hold office until his successor is duly elected and qualified; provided, however, that the shareholders entitled to vote for the election of directors at a shareholders’ meeting may fill any vacancy in the board of directors, if not already filled, or substitute another person to fill the vacancy, in which case the term of office of the person elected by the board of directors shall forthwith terminate.

Section 4.02.  General Powers.  All corporate powers shall be exercised by or under the authority of and the business and affairs of the corporation shall be managed under the direction of the board of directors.

Section 4.03.  Regular Meetings.  A regular annual meeting of the board of directors shall be held as soon as practicable after the adjournment of each annual meeting of the shareholders, either at the place of the shareholders’ meeting or at such other place as the directors elected at the shareholders’ meeting may have been informed of at or before the time of their election.  Additional regular meetings may be held at regular intervals on such dates and at such places and times as the board of directors may determine.

Section 4.04.  Special Meetings.  Special meetings of the board of directors may be held whenever and wherever called for by the chairman of the board, the CEO, or the number of directors that would be required to constitute a quorum.

Section 4.05.  Notices.  No notice need be given of regular meetings of the board of directors.  Notice of the date, time and place of any special meeting shall be given to each director in person, by telephone, telegraph, teletype, facsimile or other form of wire or wireless communication or by mail or private carrier addressed to him at his latest address appearing on the corporation’s records, and shall be given at least two days before the meeting.  Notice must be in writing unless oral notice is reasonable under the circumstances.  Any person who has given notice hereunder may make an affidavit that notice was given, which shall be conclusive that notice was so given.

Section 4.06.  Waiver of Notice.  Any director may waive call or notice of any meeting (and any adjournment thereof) at any time before, during which, or after it is held.  A director’s attendance or participation in a meeting waives any required notice to him of the meeting unless the director at the beginning of the meeting or promptly on his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.  No call or notice of a meeting of directors shall be necessary if each of them waives the same in writing or by attendance.  Any meeting, once properly called and noticed (or as to which call and notice have been waived) and at which a quorum is formed, may be adjourned to another time and place by a majority of those in attendance.

Section 4.07.  Quorum.  A quorum for the transaction of business at any meeting or adjourned meeting of the board of directors shall consist of a majority of the directors then in office, except that when a vacancy or vacancies exist in the board, a majority of the directors then in office shall constitute a quorum.  Once a quorum has been formed at any meeting, the directors from time to time remaining in attendance may continue to transact business properly brought before the meeting until adjournment, notwithstanding the prior departure from the meeting of enough directors to leave less than a quorum.

Section 4.08.  Voting.  Any matter submitted to a meeting of the board of directors shall be resolved by a majority of the votes cast thereon.

Section 4.09.  Power to Act Notwithstanding Vacancy.  Pending the filling of vacancies in the board of directors, a majority of a full board of directors may exercise the powers of the board of directors.

Section 4.10.  Removal.  Any director may be removed from the board of directors, with or without cause, subject only to limitations provided by law.

Section 4.11.  Executive Committee.  The board of directors, by resolution adopted by a majority of the full board, may name one or more of its members as an executive committee.  An executive committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation while the board is not in session, subject to such limitations as may be included in the board’s resolution; provided, however, that an executive committee shall not have the authority of the board of directors in reference to the following matters: (i) the authorization of distributions; (ii) the approval or submission to shareholders of any action that requires shareholder approval under applicable law; (iii) the filling of vacancies on the board of directors or on any committee of the board of directors; (iv) the amendment of the articles of incorporation; (v) the adoption, amendment or repeal of the bylaws; (vi) approval of a plan of merger not requiring shareholder approval; (vii) authorization or approval of a reacquisition of shares, except according to a formula or method prescribed by the board of directors; (viii) authorization or approval of the issuance, sale or contract for sale of shares or determination of the designation and relative rights, preferences and limitations of a class or series of shares, except that the board of directors may authorize the executive committee or an executive officer of the corporation to do so within limits specifically prescribed by the board of directors; and (ix) fixing the compensation of directors for serving on the board or on any committee of the board of directors.  Any member of the executive committee may be removed, with or without cause, by the board of directors.  If any vacancy occurs in the executive committee, it shall be filled by the board of directors.  The board of directors, with or without cause, may dissolve any committee or remove any member thereof at any time.

Section 4.12.  Other Committees.  The board of directors, from time to time, by resolution adopted by a majority of the full board, may appoint other standing or temporary committees from its membership and vest such committees with such powers as the board may include in its resolution; provided, however, that such committees shall be restricted in their authority as specifically set forth with respect to the executive committee in Section 4.11 above.

Section 4.13.  Tenure of Committee Members.  Except in the case of resignation, disqualification, removal or the inability to serve for any reason, each member of any committee established under this Article IV shall hold office until the next regular annual meeting of the board of directors and until his successor is elected and qualified.

Section 4.14.  Meetings of Committees.  Regular meetings of committees established under this Article IV may be held without notice on such days and at such times and places as the committees may fix from time to time by resolution.  Special meetings of a committee may be called by any member thereof upon notice to other members of the committee in the manner provided in Section 4.04 for special meetings of the board of directors.

Section 4.15.  Quorum of Committee Members.  A majority of the members of a committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of any committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Section 4.16.  Presumption of Assent.  A director of the corporation who is present at a meeting of the board of directors or of any committee at which action is taken on any matter shall be deemed to have assented to the action taken unless: (i) the director objects at the beginning of the meeting or promptly upon the director’s arrival to holding it or transacting business at the meeting; (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) the director delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation before 5:00 p.m. on the next business day after the meeting.  The right of dissent or abstention shall not be available to a director who voted in favor of the action.

Section 4.17.  Compensation.  By resolution of the board of directors, each director may be paid his expenses, if any, of attendance at each meeting of the board of directors or of any committee, and may be paid a fixed sum for attendance at each such meeting and/or a stated salary as a director or committee member.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefrom.

Section 4.18.  Action by Directors Without a Meeting.  Any action required or permitted to be taken at a meeting of the board of directors or of any committee thereof may be taken without a meeting if the action is taken by all of the directors or committee members.  The action shall be evidenced by one or more written consents describing the action taken and signed by all directors or committee members.  Such consent may be executed in counterparts and shall have the same effect as a unanimous vote of the directors or committee members of the corporation at a duly convened meeting.

Section 4.19.  Meetings by Alternative Communications.  The board of directors may permit any or all of the directors to participate in any regular or special meeting by or conduct the meeting through use of any means of communication by which all of the directors participating may simultaneously hear each other during the meeting.  A director participating in a meeting by this means is deemed to be present in person at the meeting.

ARTICLE V

Officers - General

Section 5.01.  Elections and Appointments.  The board of directors shall elect or appoint a CEO, a secretary and a treasurer, and may choose a chairman of the board, one or more vice CEOs or such other officers as the board of directors shall determine.  The regular election or appointment of officers shall take place at each annual meeting of the board of directors, but elections of officers may be held at any other meeting of the board.  A person elected or appointed to any office shall continue to hold that office until the election or appointment of his successor, subject to action earlier taken pursuant to Section 5.04 or 7.01 below.  The same individual may simultaneously hold more than one office in the corporation.

Section 5.02.  Additional Appointments.  In addition to the officers contemplated in Section 5.01 above, the board of directors may elect or appoint other corporate or divisional officers or agents with such authority to perform such duties as may be prescribed from time to time by the board of directors, by the CEO or, in the case of assistant officers (as, for example, one or more assistant secretaries), by the superior officer of any person so elected or appointed.  Each of such persons (in the order designated by the board) shall be vested with all of the powers and charged with all of the duties of his superior officer in the event of such superior officer’s absence or disability.

Section 5.03.  Bonds and Other Requirements.  The board of directors may require any officer to give bond to the corporation (with sufficient surety, and conditioned for the faithful performance of the duties of his office), to make reports to the board and to comply with such other conditions as may from time to time be required of him by the board.

Section 5.04.  Removal; Delegation of Duties.  The board of directors may remove an officer of the corporation at any time with or without cause or temporarily delegate his powers and duties to any other officer or to any director.  Such removal or delegation shall be without prejudice to the contract rights, if any, of the person so removed or whose powers and duties have been delegated.  Election or appointment of an officer or agent, even if for a specified term, shall not of itself create contract rights.

Section 5.05.  Compensation.  The compensation of officers may be fixed from time to time by the board of directors or (except as to the CEO’s own) left to the discretion of the CEO.  No officer shall be prevented from receiving compensation by reason of the fact that he also is a director of the corporation.

ARTICLE VI

Specific Officers

Section 6.01.  Chairman of the Board.  The board of directors may elect a chairman to serve as a general executive officer of the corporation, and, if specifically designated as such by the board, as the chief executive officer of the corporation.  If elected, the chairman shall preside at all meetings of the board of directors and be vested with such other powers and duties as the board may from time to time delegate to him.

Section 6.02.  CEO and Vice CEO.  Unless otherwise specified by resolution of the board of directors, the CEO shall be the chief executive officer of the corporation.  The CEO shall supervise the business and affairs of the corporation and the performance by all of its other officers of their respective duties, subject to the control of the board of directors (and of its chairman, if the chairman has been specifically designated as chief executive officer of the corporation).  One or more vice CEOs may be elected by the board of directors to perform such duties as may be designated by the board or be assigned or delegated to them by the chief executive officer.  Any one of the vice CEOs as authorized by the board shall be vested with all of the powers and charged with all of the duties of the CEO in the event of his absence or inability to act.  Except as may otherwise be specifically provided in a resolution of the board of directors, the CEO or any vice CEO shall be a proper officer to sign, on behalf of the corporation, any deed, bill of sale, assignment, option, mortgage, pledge, note, bond, evidence of indebtedness, application, consent (to service of process or otherwise), agreement, indenture or other instrument of any significant importance to the corporation.  The CEO or any vice CEO may represent the corporation at any meeting of the shareholders of any other corporation in which this corporation then holds shares, and may vote this corporation’s shares in such other corporation in person or by proxy appointed by him, provided that the board of directors may from time to time confer the foregoing authority upon any other person or persons.

Section 6.03.  Secretary.  The secretary shall keep the minutes of meetings of the shareholders, board of directors and any committee, and all unanimous written consents of the shareholders, board of directors and any committee of the corporation, and shall see that all notices are duly given in accordance with the provisions of these bylaws or as required by law, and in case of his absence or refusal or neglect to do so, notices may be served by any person so directed by the CEO.  The secretary shall be custodian of the corporate seal and corporate records, shall have the authority to authenticate the corporate records and, in general, shall perform all duties incident to the office.  Except as may otherwise be specifically provided in a resolution of the board of directors, the secretary and each assistant secretary shall be a proper officer to take charge of the corporation’s stock transfer books and to compile the shareholder list pursuant to Section 3.06 above, and to impress the corporation’s seal on any instrument signed by the CEO, any vice CEO or any other duly authorized person, and to attest to the same.

Section 6.04.  Treasurer.  The treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall cause all money and other valuable effects to be deposited in the name and to the credit of the corporation in such depositories, subject to withdrawal in such manner as may be designated by the board of directors.  He shall render to the CEO, the directors and the shareholders at proper times an account of all his transactions as treasurer and of the financial condition of the corporation.  The treasurer shall be responsible for preparing and filing such financial reports, financial statements and returns as may be required by law.

ARTICLE VII

Resignations and Vacancies

Section 7.01.  Resignations.  Any director, committee member or officer may resign from his office at any time by written notice delivered to the corporation.  A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date or event.  The acceptance of a resignation shall not be required to make it effective.

Section 7.02.  Vacancies.  If the office of any director, committee member or officer becomes vacant by reason of his death, resignation, disqualification, removal or otherwise, the shareholders or the board of directors may choose a successor to hold office for the unexpired term as provided in Section 4.01 and Section 5.01, as the case nay be.

ARTICLE VIII

Seal

The board of directors may provide for a seal of the corporation, which shall have inscribed thereon the name of the corporation and the state and year of its incorporation.

ARTICLE. IX

Certificates Representing Shares

Section 9.01.  Form.  Shares of the corporation may but need not be represented by certificates.  If certificates are issued, each certificate representing shares of the corporation shall be in such form as may from time to time be prescribed by the board of directors, shall be consecutively numbered, and shall exhibit such information as may be required by applicable law.  If certificates are not issued, then every holder of uncertificated shares shall be entitled to receive a certificate that complies with applicable law on request to the corporation.

Section 9.02.  Signatures and Seal.  All certificates issued for shares of the corporation (whether new, re-issued, or transferred) shall bear the manual or facsimile signatures of one or more officers designated by the board of directors or, in the absence of board designation by the CEO, a vice CEO, or the secretary, and also may bear an impression or facsimile of the corporation’s corporate seal, if any.  If the person who signed either manually or in facsimile a share certificate no longer holds office when the certificate is issued, the certificate is nevertheless valid.

Section 9.03.  Ownership.  The corporation shall be entitled to treat the registered owner of any share as the absolute owner thereof and, accordingly, shall not be bound to recognize any beneficial, equitable or other claim to, or interest in, such share on the part of any other person, whether or not it has notice thereof, except as may be expressly provided by applicable law.

Section 9.04.  Transfers.  Transfers of shares of the corporation may be made on the stock transfer books of the corporation only at the direction of the person named in the certificate (or by his duly authorized attorney-in-fact) and upon the surrender of such certificate properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation (or its transfer agent) may require.  The transfer of the shares of the corporation shall be subject to such restrictions on transfer, if any, as may be imposed by the articles of incorporation or bylaws of the corporation, or by any amendment thereof, by applicable law or by an agreement among the shareholders or between shareholders and the corporation.  No transfer shall affect the right of the corporation to pay any dividend due upon the shares or to treat the holder of record as the holder-in-fact until the transfer has been recorded in the books of the corporation.

Section 9.05.  Lost Certificates.  In the event of the loss, theft or destruction of any certificates representing shares of the corporation or of any predecessor corporation, the corporation may issue (or, in the case of any such shares as to which a transfer agent and/or registrar have been appointed, may direct such transfer agent and/or registrar to countersign, register and issue) a new certificate, and cause the same to be delivered to the owner of the shares represented thereby, provided that the owner shall have submitted such evidence showing, or an affidavit reciting, the circumstances of the alleged loss, theft or destruction, and his ownership of the certificate, as the corporation considers satisfactory, together with any other facts that the corporation considers pertinent, and further provided that a bond of indemnity, with or without surety, shall have been provided in form and amount satisfactory to the corporation (and to its transfer agent and/or registrar, if applicable), unless the board of directors waives the requirement of a bond.

ARTICLE X

Dividends

Subject to such restrictions or requirements as may be imposed by applicable law or the corporation’s articles or as may otherwise be binding upon the corporation, the board of directors may from time to time declare and the corporation may pay dividends on shares of the corporation outstanding on the dates of record fixed by the board, to be paid in cash, in property, or in shares of the corporation on or as of such payment or distribution dates as the board may prescribe.

ARTICLE XI

Amendments

These bylaws may be altered, amended, supplemented, repealed or temporarily or permanently suspended, in whole or in part, or new bylaws may be adopted, at any duly constituted meeting of the board of directors or the shareholders or, alternatively, by unanimous written consent to corporate action without a meeting of the board of directors or the shareholders, as the case may be, pursuant to these bylaws and applicable law.  The shareholders in amending or repealing a particular bylaw may provide expressly that the board of directors may not amend or repeal that bylaw.

ARTICLE XII

Indemnification and Insurance

Section 12.01.  Indemnification.  To the fullest extent permitted by Nevada law as amended from time to time, the corporation shall indemnify and advance expenses to each person to whom indemnification and advancement of expenses may be offered under such law.

Section 12.02.  Insurance.  The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Nevada law.

ARTICLE XIII

General Provisions

Section 13.01.  Construction.  As used in these bylaws, the masculine includes the feminine and the neuter as the context requires.

Section 13.02.  Books and Records.  The books and records of the corporation shall be kept at such places within or outside of Nevada as the board of directors may from time to time determine.

Certificate of Adoption

The undersigned secretary does hereby certify that the foregoing bylaws were adopted by the board of directors of CRC Crystal Research Corporation pursuant to a written consent of the directors dated February 9, 2007.

/s/ Kiril A. Pandelisev
Kiril A. Pandelisev, Secretary